Exhibit 99.3

Crawford & Company

Reconciliation of 12-MONTHS TRAILING Consolidated Operating Earnings to 12-MONTHS TRAILING Consolidated Net Income (and related margins)

and Reconciliation of 12-MONTHS TRAILING Consolidated Revenues before Reimbursed Expenses to 12-MONTHS TRAILING Total Consolidated Revenues

(in thousands, except percentages)

	12-months trailing at			12-months trailing at
	2008			2007
	3Q	2Q	1Q	4Q	3Q	2Q	1Q
Consolidated Operating Margin (1)	6.27%	5.74%	5.02%	3.82%	3.53%	3.59%	3.41%
Consolidated Operating Earnings (2)	$64,616	$57,963	$49,540	$37,230	$33,845	$32,617	$29,399
Net Corporate Interest Expense	(17,560)	(17,798)	(17,374)	(17,326)	(16,494)	(12,761)	(9,123)
Stock Option Expense	(1,007)	(1,024)	(1,091)	(1,191)	(1,256)	(1,244)	(1,249)
Amortization of Customer-Relationship Intangible Assets	(6,028)	(6,096)	(6,097)	(6,025)	(5,642)	(4,067)	(2,560)
Income Taxes	(12,795)	(9,288)	(7,945)	(5,396)	(4,667)	(9,033)	(7,950)
Other Gains/Expenses	—	—	4,844	8,824	5,728	8,797	3,953

Consolidated Net Income on a GAAP Basis	$27,226	$23,757	$21,877	$16,116	$11,514	$14,309	$12,470

Consolidated Net Income as a Percentage of Total Revenues before Reimbursements	2.64%	2.35%	2.22%	1.65%	1.20%	1.57%	1.45%

Total Consolidated Revenues on a GAAP Basis	$1,121,756	$1,101,649	$1,068,614	$1,051,278	$1,031,401	$987,764	$941,300
Less Reimbursed Expenses (3)	(90,839)	(91,874)	(81,567)	(76,135)	(73,226)	(78,306)	(79,776)

Consolidated Revenues before Reimbursed Expenses	$1,030,917	$1,009,775	$987,047	$975,143	$958,175	$909,458	$861,524

	12-months trailing at				12-months trailing at
	2006				2005
	4Q	3Q	2Q	1Q	4Q	3Q	2Q	1Q
Consolidated Operating Margin (1)	3.93%	4.41%	4.05%	3.83%	3.25%	3.70%	4.23%	4.34%
Consolidated Operating Earnings (2)	$32,195	$35,667	$32,233	$30,221	$25,085	$28,132	$32,248	$32,473
Net Corporate Interest Expense	(5,753)	(3,360)	(3,855)	(4,616)	(5,145)	(5,483)	(5,615)	(3,726)
Stock Option Expense	(1,220)	(865)	(617)	(266)	—	—	—	—
Amortization of Customer-Relationship Intangible Assets	(1,124)	—	—	—	—	—	—	—
Income Taxes	(9,060)	(12,250)	(9,861)	(8,971)	(7,059)	(8,002)	(12,921)	(12,176)
Other Gains/Expenses	(27)	3,069	—	—	—	—	8,573	8,573

Consolidated Net Income on a GAAP Basis	$15,011	$22,261	$17,900	$16,368	$12,881	$14,647	$22,285	$25,144

Consolidated Net Income as a Percentage of Total Revenues before Reimbursements	1.83%	2.75%	2.25%	2.07%	1.67%	1.93%	2.92%	3.36%

Total Consolidated Revenues on a GAAP basis	$900,380	$895,895	$879,782	$876,796	$854,767	$835,469	$846,817	$826,569
Less Reimbursed Expenses (3)	(80,858)	(87,702)	(83,926)	(87,541)	(82,784)	(74,647)	(84,785)	(78,523)

Consolidated Revenues before Reimbursed Expenses	$819,522	$808,193	$795,856	$789,255	$771,983	$760,822	$762,032	$748,046

(1)	Operating Margin is Operating Earnings expressed as a percentage of Revenues before Reimbursements.
(2)	Operating Earnings is a non-GAAP financial measure representing earnings before net corporate interest expense, stock option expense, amortization expense for customer-relationship intangible assets, income taxes, and certain other gains and expenses.
(3)	Out-of-pocket expenses are sometimes incurred by the Company in performing certain services for its clients. Some of these expenses are reimbursed by clients, and these reimbursed expenses are included in total revenues under GAAP. The amounts of reimbursed expenses and related revenues offset each other in the Company’s consolidated income statement with no impact on net income. The Company often prefers to discuss its revenues and operating results without consideration of these pass-through expenses and related reimbursements.